Exhibit 99

UniFirst Corporation	News Release
68 Jonspin Road
Wilmington, MA 01887-1086	contact:	John B. Bartlett
Telephone 978-658-8888 Ext 520	Senior Vice President
Facsimile 978-988-0659	jbartlett@unifirst.com

UNIFIRST ANNOUNCES RECORD FINANCIAL RESULTS

FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2008

Wilmington, MA (July 2, 2008) -- UniFirst Corporation (NYSE: UNF) today announced record revenues and earnings for its third quarter and first nine months of fiscal 2008 which ended May 31, 2008.

Revenues were a record $254.6 million and $772.2 million for the third quarter and first nine months of fiscal 2008. These revenues represent increases of 10.8% and 14.5%, respectively, over the comparable fiscal 2007 quarterly and nine month periods.

The first nine months of fiscal 2008 includes an extra week compared to fiscal 2007 as fiscal 2008 is a 53 week year for the Company. The extra week occurred in the Company’s second fiscal quarter and accounted for approximately 2.9 percentage points of year to year revenue growth for the first nine months.

Third quarter net income increased 23.8% to $16.9 million, or $0.87 per diluted common share, from last year’s third quarter net income of $13.7 million, or $0.71 per diluted common share. Net income for the first nine months of fiscal 2008 increased 41.6% to $48.7 million, or $2.52 per diluted common share, from $34.4 million, or $1.78 per diluted common share for the comparable period in 2007.

The Company’s nine month earnings in fiscal 2007 were affected by severance expense and increases in the Company’s environmental reserves. These combined to decrease the Company’s income from operations and net income by approximately $2.3 million and $1.4 million, respectively. Without these adjustments, the Company’s diluted earnings per share for the first nine months of fiscal 2007 would have been $1.85.

The increase in earnings continues to be driven by strong revenue growth as well as higher operating margins in the Company’s core laundry business, which represents approximately 90% of the Company’s consolidated revenues. Core laundry revenues increased 11.5% and 15.0% for the quarterly and nine month periods, respectively, compared to fiscal 2007. The core laundries’ organic revenue growth, which excludes the effects of the extra week, acquisitions and fluctuations in the Canadian exchange rate, was 7.8% for both the quarter and nine month periods.

The core laundry business’ operating margin increased significantly from 10.5% in the third quarter of fiscal 2007 to 12.3% for the same period of fiscal 2008. The operating margin year-to-date in fiscal 2008 is 11.9% which is up from a pro forma operating margin of 9.9% in fiscal 2007 after adjusting for the impact of the 2007 severance and environmental charges. The improvement in the third quarter margin is consistent with the first two quarters of fiscal 2008 and is related primarily to lower merchandise amortization as well as lower payroll and related costs as a percentage of revenues. The negative impact of fuel costs associated with our fleet of delivery vehicles continued to accelerate during the third quarter and partially offset these benefits.

The Company’s Specialty Garments segment produced strong top line results in the third quarter but operating income was down compared to the high profitability levels achieved in the third quarter of fiscal 2007. In addition, our First Aid segment also generated operating income at levels lower than the comparable fiscal 2007 periods.

The Company’s overall results were also impacted by the positive effect of lower interest rates on the Company’s variable rate debt. The lower interest expense, however, was offset by a slightly higher effective tax rate in the third quarter of fiscal 2008 compared to 2007.

"We continue to be pleased with what is shaping up to be a record year for the Company" said UniFirst President and Chief Executive Officer, Ron Croatti. “A primary goal has been to increase our operating margins and we have made solid strides in this area despite challenging economic conditions.”

The Company will hold a conference call today at 4:00 PM (EDT) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs over 10,000 team partners who serve over 200,000 customer locations in 46 U.S. states, Canada and Europe from 200 customer service, distribution, and manufacturing facilities. UniFirst Corporation is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of negative economic conditions on the Company’s customers and such customers’ workforce, the continuing increase in domestic healthcare costs, demand and prices for the Company’s products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy and general economic conditions. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Thirteen	Thirteen	Forty	Thirty-nine
	weeks ended	weeks ended	weeks ended	weeks ended
	May 31,	May 26,	May 31,	May 26,
(In thousands, except share and per share data)	2008	2007	2008	2007

Revenues	$254,617	$229,849	$772,165	$674,593

Costs and expenses:
Operating costs (1)	157,169	144,257	480,797	427,366
Selling and administrative expenses (1)	54,466	48,659	164,080	147,490
Depreciation and amortization	13,192	12,322	40,094	35,726
	224,827	205,238	684,971	610,582

Income from operations	29,790	24,611	87,194	64,011

Other expense (income):
Interest expense	2,567	3,226	9,430	9,546
Interest income	(575)	(451)	(1,668)	(1,455)
	1,992	2,775	7,762	8,091

Income before income taxes	27,798	21,836	79,432	55,920
Provision for income taxes	10,858	8,153	30,737	21,531

Net income	$16,940	$13,683	$48,695	$34,389

Income per share – Basic:
Common Stock	$0.92	$0.75	$2.66	$1.88
Class B Common Stock	$0.74	$0.60	$2.13	$1.51

Income per share – Diluted:
Common Stock	$0.87	$0.71	$2.52	$1.78

Weighted average number of shares outstanding – Basic:
Common Stock	14,366	14,333	14,358	14,320
Class B Common Stock	4,937	4,937	4,937	4,939
	19,303	19,270	19,295	19,259

Weighted average number of shares outstanding – Diluted:
Common Stock	19,363	19,371	19,340	19,347

Dividends per share:
Common Stock	$0.0375	$0.0375	$0.1125	$0.1125
Class B Common Stock	$0.0300	$0.0300	$0.0900	$0.0900

(1) Exclusive of depreciation on the Company’s fixed assets and amortization on its intangible assets

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)	May 31, 2008	August 25, 2007 (a)
Assets
Current assets:
Cash and cash equivalents	$24,494	$12,698
Receivables, net	108,406	91,906
Inventories	45,209	44,282
Rental merchandise in service	91,666	86,129
Prepaid and deferred income taxes	12,845	13,399
Prepaid expenses	3,026	1,807

Total current assets	285,646	250,221

Property and equipment:
Land, buildings and leasehold improvements	304,706	286,255
Machinery and equipment	322,696	299,831
Motor vehicles	103,474	95,214

	730,876	681,300
Less - accumulated depreciation	375,060	347,233
	355,816	334,067

Goodwill	252,428	224,366
Customer contracts and other intangible assets, net	69,081	62,064
Other assets	4,925	3,746

	$967,896	$874,464

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term obligations	$90	$539
Accounts payable	48,139	45,297
Accrued liabilities	89,912	86,283
Accrued income taxes	3,753	—

Total current liabilities	141,894	132,119

Long-term obligations, net of current maturities	236,315	205,510
Deferred income taxes	39,764	39,508

Shareholders' equity:
Common Stock	1,438	1,435
Class B Common Stock	494	494
Capital surplus	17,935	16,332
Retained earnings	520,569	473,934
Accumulated other comprehensive income	9,487	5,132

Total shareholders' equity	549,923	497,327

	$967,896	$874,464

(a) Derived from fiscal 2007 audited financial statements

UniFirst Corporation and Subsidiaries

Detail of Operating Results

(Unaudited)

Revenues

	Thirteen	Thirteen
	weeks ended	weeks ended
	May 31,	May 26,	Dollar	Percent
(In thousands, except percentages)	2008	2007	Change	Change

Core Laundry Operations	$226,686	$203,260	$23,426	11.5%
Specialty Garments	20,401	18,272	2,129	11.7
First Aid	7,530	8,317	(787)	-9.5
Consolidated total	$254,617	$229,849	$24,768	10.8%

	Forty	Thirty-nine
	weeks ended	weeks ended
	May 31,	May 26,	Dollar	Percent
(In thousands, except percentages)	2008	2007	Change	Change

Core Laundry Operations	$693,343	$602,774	$90,569	15.0%
Specialty Garments	54,783	48,376	6,407	13.2
First Aid	24,039	23,443	596	2.5
Consolidated total	$772,165	$674,593	$97,572	14.5%

Income from Operations

	Thirteen	Thirteen
	weeks ended	weeks ended
	May 31,	May 26,	Dollar	Percent
(In thousands, except percentages)	2008	2007	Change	Change

Core Laundry Operations	$27,799	$21,345	$6,454	30.2%
Specialty Garments	1,946	3,006	(1,060)	-35.3
First Aid	45	260	(215)	-82.8
Consolidated total	$29,790	$24,611	$5,179	21.0%

	Forty	Thirty-nine
	weeks ended	weeks ended
	May 31,	May 26,	Dollar	Percent
(In thousands, except percentages)	2008	2007	Change	Change

Core Laundry Operations	$82,475	$57,620	$24,855	43.1%
Specialty Garments	4,365	5,501	(1,136)	-20.6
First Aid	354	890	(536)	-60.2
Consolidated total	$87,194	$64,011	$23,183	36.2%